AUXILIO STRENGTHENS BOARD BY ADDING
                        SENIOR EXECUTIVE BUSINESS LEADER

DECEMBER 13, 2004- SAN JUAN CAPISTRANO - AUXILIO, INC. (AUXO.OB) A Leading Orange County , CA based provider of Image Management Services for the Healthcare Industry, announced today that Robert L. Krakoff has agreed to join its Board of Directors. Mr. Krakoff will bring extensive experience in Corporate Management to the AUXILIO Board having spent the last 8 years with Advanstar, Inc. in the role of Chairman and Chief Executive Officer. Mr. Krakoff retired from Advanstar on July 31, 2004.

Before joining Advanstar, Inc., Mr. Krakoff had a 23 year career with Reed Elsevier plc, a leading international publisher and information provider. He was Vice Chairman of Reed Elsevier Inc., a director of Reed Elsevier plc, and Chairman and CEO of Cahners Publishing Company. During his tenure with Reed, he also held the position of Chief Executive of Reed Exhibition Companies and Reed Reference Publishing.

Prior  to  joining  Reed  Elsevier  in  1973,  Mr.  Krakoff was President, Chief
Executive Officer and a director of AITS, Inc., then a large wholesale travel company. He also held executive positions in finance, marketing and planning with Ford Motor Company, Trans World Airlines, The Singer Corporation, and RCA.

"We are deeply honored to have an individual with the executive management experience and financial acumen as Bob Krakoff on our Board," stated Joe Flynn, Chairman & CEO of AUXILIO, Inc. "Bob has had a legendary career as a leader in the media business in addition to having served on the Board of a number of public and private companies and mutual funds. His knowledge of financial management, corporate management and general business will provide AUXILIO with the guidance needed as we prepare for our next stage of growth. Furthermore, we are looking forward to having Bob serve as Chairman of our Audit Committee to ensure that we are following all of the necessary corporate governance policies as our business matures," added Flynn.

"I am very excited with the growth prospects of AUXILIO, and it will be a real pleasure to again work with Joe Flynn who was an outstanding executive on our Advanstar team," stated Mr. Krakoff.

Mr. Krakoff graduated from Pennsylvania State University with a Bachelor of Science degree in Business Administration. He also earned an MBA from the Harvard Graduate School of Business Administration.

Mr. Krakoff is a past Chairman and a past Director of the Association of American Business Media (ABM), and the 2002 recipient of the ABM's McAllister Top Management Fellowship award for career leadership in business-to-business media. He also is a Trustee of the Beth Israel Deaconess Hospital in Boston.

He is a member of the Board of Freedom Communications, Inc., of Irvine, CA and Chairman of the Audit Committee; a prior Director of three mutual funds of the Aquila Corporation (Capital Cash Management Trust, Narragansett Insured Tax Free Income Fund, and Trinity Liquid Assets Trust).


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ABOUT  AUXILIO
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AUXILIO,  Inc.  provides  Total Outsourced Image Management services and related financial and business processes for major Healthcare facilities. The company's proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce image expenses, increase operational efficiencies and improve the productivity of their staff. AUXILIO's analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. AUXILIO's Image Management programs guarantee our clients immediate measurable savings, a fully outsourced process, and unparalleled service. AUXILIO's target market includes medium to large hospitals, health plans and health care systems. Customers served by AUXILIO, Inc. include health systems such as Memorial Health Services, Catholic Healthcare West and Huntington Memorial Hospital.

For more information, see the company's website at www.auxilioinc.com or contact
                                                   ------------------

Joseph  Flynn
Chairman  and  CEO
AUXILIO,  Inc.
27130A  Paseo  Espada,  Ste.  1427
San  Juan  Capistrano,  CA  92675
Phone:  949.481.7550  ext.  204
Fax:  949.481.8875
jflynn@auxilioinc.com